SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                 FORM 8-A/A


             FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                 PURSUANT TO SECTION 12(b) OR 12 (g) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


                           WARNER-LAMBERT COMPANY

           (Exact name of registrant as specified in its charter)


            Delaware                               22-1598912
   (State of incorporation)         (I.R.S. employer identification number)

           201 Tabor Road                              07950-2693
      Morris Plains, New Jersey                        (Zip Code)
(Address of principal executive offices)

        Securities to be registered pursuant to Section 12(b) of the Act:

        Title of each class                 Name of each exchange on which
        to be so registered                 each class is to be registered
        -------------------                 ------------------------------
   Preferred Share Purchase Rights               New York Stock Exchange


     Securities to be registered pursuant to Section 12(g) of the Act:

                                    None

                              (Title of Class)



      ITEM 1      DESCRIPTION OF REGISTRANT'S SECURITIES TO BE
                  REGISTERED.

      Warner-Lambert Company, a Delaware corporation (the "Company") and First Chicago Trust Company of New York, a New York corporation (the "Rights Agent") entered into an Amendment to the Rights Agreement dated as of November 3, 1999 (the "Amendment to Rights Agreement") amending the Amended and Restated Rights Agreement, dated as of March 25, 1997, between the Company and the Rights Agent (the "Rights Agreement") in order to, among other things, (x) amend Section 1(a) of the Rights Agreement to provide that neither American Home Products Corporation, a Delaware corporation ("AHP"), nor any of its Affiliates (as defined in the Rights Agreement) will become an Acquiring Person (as defined in the Rights Agreement) as a result of the execution of the Merger Agreement or Stock Option Agreement (each as defined in the Amendment to Rights Agreement) or the consummation of the transactions contemplated thereby and (y) amend
Section 7(a) of the Rights Agreement to insert "or (iv) the Effective Time of the Merger" after the existing clause (iii).

      A copy of the Amendment to Rights Agreement is attached hereto as
Exhibit 1 and is incorporated herein by reference. The foregoing description of the Amendment to Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Amendment to Rights Agreement.

      ITEM 2.     EXHIBITS

      1. Amendment to Rights Agreement, dated as of November 3, 1999, between Warner-Lambert Company and First Chicago Trust Company of New York, as Rights Agent.




                                 SIGNATURE


      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


Dated as of: November 12, 1999


                              WARNER-LAMBERT COMPANY


                              By:  /s/ Rae G. Paltiel
                                 -------------------------------
                                 Name:  Rae G. Paltiel
                                 Title: Secretary





                             INDEX OF EXHIBITS


Exhibit No.       Description
-----------       -----------
      1.          Amendment to Rights Agreement, dated as of November 3,
                  1999, between Warner-Lambert Company and First Chicago
                  Trust Company of New York, as Rights Agent.